Exhibit 3(b)

ARTICLES OF AMENDMENT

TO

ARTICLES OF INCORPORATION

OF

LOUISVILLE GAS AND ELECTRIC COMPANY

Pursuant to the provisions of KRS 271B.10-030 and KRS 271B.10-060, the following Articles of Amendment to the Articles of Incorporation of Louisville Gas and Electric Company, a Kentucky corporation (the “Corporation”), are hereby adopted:

FIRST:              The name of the Corporation is Louisville Gas and Electric Company.

SECOND:         The text of the amendment to Article Ninth of the Corporation’s Articles of Incorporation is as follows:

“NINTH:           All corporate powers shall be exercised by or under the authority of, and the business and affairs of the Company managed under the direction of, its Board of Directors. The number of directors shall be fixed by resolution of the Board of Directors from time to time.

The Board of Directors of the Company, to the extent not prohibited by law, shall have the power to cause the Company to repurchase its own shares and shall have the power to make distributions from time to time to the corporation’s shareholders.”

THIRD:             The above designated amendments do not provide for an exchange, reclassification or cancellation of issued shares of stock of the Corporation.

FOURTH:         The designated amendments were adopted by the Corporation’s Board of Directors on March 21, 2003, and submitted for approval by the Corporation’s shareholders. The Corporation has 21,294,223 outstanding shares of common stock, without par value and 860,287 outstanding shares of Preferred Stock, par value $25 per share, 5% Series, which are entitled to vote on the amendment. One hundred percent of the common shares and at least 99.9 percent of the voting

Preferred Stock were indisputably represented at a shareholders’ meeting held December 16, 2003, duly called in accordance with the Kentucky Business Corporation Act, with 21,294,223 of the common shares and 65,098 Preferred Shares indisputably cast in favor of the amendment, such votes being sufficient for approval of the amendment.

DATED	February 6, 2004

Louisville Gas and Electric Company

		By:	/s/ John R. McCall
John R. McCall
Executive Vice President, General Counsel and Corporate Secretary